Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

LaSalle Hotel Properties:

We consent to the use of our reports dated February 23, 2005, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

We further consent to the use of our report dated April 25, 2005, with respect to the balance sheets of Westban Hotel Venture as of December 31, 2004 and 2003, and the related statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois January 30, 2006